                                                                     EXHIBIT 2.1


                         AMENDED AND RESTATED SHARE AND
                  LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST

                               PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED SHARE AND LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into as of the 23rd day of August, 2001 by and between TRANSTECHNOLOGY CORPORATION, a Delaware corporation, with its principal place of business at 150 Allen Road, Liberty Corner, New Jersey 07938 (the "Seller") and KTIN Acquisition, LLC, a Delaware limited liability company, with its principal place of business at 111 Radio Circle, Mount Kisco, New York 10549 (the "Buyer"). The Buyer and Seller are referred to collectively as the "Parties" and individually as a "Party."


                                    RECITALS

     A. Seller is the sole member and owner of all of the limited liability company membership interest (the "Interest") in TransTechnology Engineered Components, LLC, a Delaware limited liability company ("TEC").

     B. TEC is the sole shareholder and owner of the sole issued and outstanding share (the "Share") (collectively, the Interest and the Share are referred to as the "Equity") in TransTechnology Canada Corporation, a corporation organized under the laws of the Province of Ontario, Canada ("TCC").

     C. TEC and TCC, together with the Palnut Assets of Seller that will be transferred to TEC prior to the Closing (as defined below), constitute the engineered components division of Seller which is in the business of the design and manufacture of spring steel fasteners and components, retaining rings, automotive lighting assemblies, plastic fasteners and related products (the "Business"). TEC and TCC are sometimes collectively referred to as the "Company."

     D. Seller and Buyer entered into a Share and Limited Liability Company Membership Interest Purchase Agreement dated as of August 23, 2001 (the "Original Agreement"), which Original Agreement was terminated on October 26, 2001.

     E. Seller now desires to sell the Equity to Buyer and Buyer now desires to purchase the Equity for the consideration and on the terms set forth in this Agreement.

     F. Definitions of capitalized terms not otherwise defined herein are set out at Section 10.10.

     NOW THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, conditions and agreements contained herein, but subject to the Seller executing and delivering to Buyer a counterpart of this Agreement (which delivery shall be evidenced by Seller delivering its executed signature page to Buyer's telecopy address specified in Section 10.2) prior to 12:00 p.m. New York time on Friday, November 16, 2001, the Parties agree as follows:


                                    ARTICLE 1
                     PURCHASE AND SALE OF INTEREST: CLOSING

     Section 1.1 TRANSFER OF EQUITY. Prior to the Closing Date, the Seller shall cause TEC to distribute the Share to the Seller. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer the Interest and the Share, free and clear of all Encumbrances or restrictions on transfer or voting and, at the Closing, Buyer shall acquire the Interest and the Share.

     Section 1.2 CLOSING. Subject to Article 5, the closing (the "Closing") of the transactions contemplated herein shall be held at 10:00 a.m., local time, on the later of (i) November 30, 2001 and (ii) one (1) business day after the satisfaction or waiver of all conditions to closing contained in Articles 6 and 7, at the offices of Hahn Loeser & Parks LLP, 3300 BP Tower, 200 Public Square, Cleveland, Ohio 44114, or such other time and/or place as the Parties otherwise agree (the "Closing Date").

     Section 1.3 CLOSING DATE PURCHASE PRICE. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Equity and in consideration of the agreements and covenants of the Seller contained herein, Buyer shall pay the Seller in the aggregate, an amount equal to $96,000,000, subject to further adjustment as provided in Section 1.4 hereof (as adjusted, the "Purchase Price"), subject to any applicable required withholding.

     Section 1.4 PURCHASE PRICE ADJUSTMENT.

          (a) As promptly as practicable, and in any event within 45 days after Closing, the Company shall prepare or cause to prepared a consolidated balance sheet for the Company as of the close of business on the Closing Date (as initially prepared, and as subsequently determined in accordance with this
Section 1.4, the "Closing Statement"). The Closing Statement shall be prepared in accordance with GAAP, and shall be in the form of Exhibit A to the Original Agreement. The Company shall also prepare and deliver with the Closing Statement or cause to be prepared and delivered with the Closing Statement a written statement (as initially prepared, and as subsequently determined in accordance with this Section 1.4, the "Closing Schedule") calculating the total current assets of the Company as of the close of business on the Closing Date (which shall not take into account any matters set forth on Section 2.2(o) of the Disclosure Schedule) MINUS the total current liabilities of the Company as of the close of business on the Closing Date, all as reflected on the Closing Statement (the "Net Working Capital"). The calculation of Net Working Capital pursuant to this Section 1.4(a) shall not take into account (i) any current liability of the Company for Taxes described in Section 8.4 hereof or (ii) any excess of the Company's accounts receivable reserve over the amount of such reserve as of October 31, 2001.

          (b) If the Seller does not agree with the Closing Statement or Closing Schedule delivered by the Company, then the Seller shall give written notice of such disagreement to the Company (a "Notice of Disagreement") within 30 days of delivery of the

Closing Statement and the Closing Schedule by the Company. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If no Notice of Disagreement is received by the Company within such 30-day period, then the Closing Statement and the Closing Schedule shall become final. If a Notice of Disagreement is received by the Company within such 30-day period, the Company and the Seller shall seek in good faith during the 15 days after delivery of the Notice of Disagreement to resolve any differences which they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such 15-day period, the Company and the Seller have not resolved all of the matters raised in the Notice of Disagreement, the unresolved issues shall be submitted to PriceWaterhouseCoopers, LLP, or if such firm declines to serve, then to another nationally recognized accounting firm selected upon mutual agreement of the Parties, for resolution within 30 days or as soon thereafter as reasonably practicable. Such accounting firm shall determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement and/or the Closing Schedule require adjustment in order to comply with the requirements of Section 1.4(a). The decision by such accounting firm shall be final and binding on the Parties. The costs and expenses of such accountants shall be paid equally by the Company and the Seller. The Company and the Seller shall make available to such accounting firm all relevant books and records relating to the Closing Statement and the Closing Schedule and all other information reasonably requested by such accounting firm.

          (c) Upon final determination of the Net Working Capital, either by agreement between the Company and the Seller or determination in accordance with
Section 1.4(b):

               (i) If the Net Working Capital exceeds $26,700,000, the Buyer shall pay to Seller an amount equal to such excess.

               (ii) If the Net Working Capital is less than $20,000,000, the Seller shall pay to Buyer an amount equal to such difference.

Any amount payable pursuant to this Section 1.4(c) shall be paid within five business days after final determination of the amounts set forth on the Closing Statement and the Closing Schedule, and, if made after the applicable due date, shall bear simple interest at an annual rate of 12%.

          (d) The Parties agree to allocate the Purchase Price among the Share and the Interest, and among the assets of TEC, for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule delivered by the Buyer to the Seller, and reasonably acceptable to Seller, at least five days prior to the scheduled Closing Date; PROVIDED, HOWEVER, that the portion of the Purchase Price allocated to the Share shall not be less than $9,500,000 nor more than $12,667,000.

     Section 1.5 CLOSING DELIVERIES BY SELLERS.

          (a) To effect the transfer referred to in Section 1.1 hereof and the delivery of the consideration described in Section 1.3 hereof, at the Closing, subject to the satisfaction or waiver of the conditions specified in Article 6 below, Seller shall deliver or cause to be delivered to the Buyer, the following:

               (i) Certificate(s) evidencing the Interest and the Share, duly endorsed in blank for transfer or accompanied by stock powers or assignment agreements, as applicable, duly executed in blank;

               (ii) All consents, approvals, releases and waivers from the governmental authorities and other third parties set forth in Section 2.2(c) of the Disclosure Schedule;

               (iii) All other documents required to be delivered pursuant to
     Article 6 hereof not specifically mentioned above in this Section 1.5.

          (b) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.

     Section 1.6 CLOSING DELIVERIES BY BUYER.

          (a) To effect the transfer referred to in Section 1.1 hereof and the delivery of the consideration described in Section 1.3 hereof, at the Closing, subject to the satisfaction or waiver of the conditions specified in Article 7 below, Buyer shall tender or cause to be tendered, the following:

               (i) to Seller, the Purchase Price, by wire transfer of immediately available funds to such account of which Seller shall have given notice to Buyer hereunder not later than three (3) business days prior to the Closing Date;

               (ii) all other documents required to be delivered pursuant to
     Article 7 hereof and not specifically mentioned above in this Section 1.6.

          (b) All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller and its counsel.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

     Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE TRANSACTION. The Seller represents and warrants to the Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and, except as specifically contemplated by this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2.1).

          (a) ORGANIZATION; QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

          (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors of the Seller has duly authorized the execution, delivery and performance of this Agreement, and all corporate, limited liability company and other actions or proceedings to be taken by or on the part of the Seller and the Company to authorize and permit the execution and delivery by the Seller of this Agreement and the instruments required to be executed and delivered by the Seller pursuant hereto, the performance by them of their respective obligations hereunder, and the consummation by them of the transactions contemplated hereby, have been duly and properly taken. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions; PROVIDED that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

          (c) BROKERS' FEES. The Seller has no liability or obligation to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated except for the fees and expenses payable to Evercore Partners, Inc.

          (d) OWNERSHIP OF COMPANY INTEREST AND SHARE. All of the limited liability company membership interest of TEC is held beneficially and of record by the Seller and the sole issued and outstanding share of capital stock of TCC is held beneficially and registered in the name of TEC, in each case, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, state and provincial securities laws and restrictions on transfer contained in TCC's articles of incorporation), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

     Section 2.2 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Seller represents and warrants to the Buyer that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2) other than changes arising in the Ordinary Course of Business which are expressly permitted or contemplated by this Agreement. For purposes of this Section 2.2 (other than Sections 2.2(e) and 2.2(f)), each reference to "the Company" shall include a reference to the Seller to the extent that the representation and warranty containing such reference, as applied to the Seller, addresses events, circumstances or conditions occurring or existing on or prior to the Closing Date that are applicable or relevant to, or which may result in any liability, obligation, cost or expense of, or result in any claim or charge against or restriction on, the Company or the Business.

          (a) ORGANIZATION; QUALIFICATION; CORPORATE POWER; AUTHORITY. TEC is a limited liability company and TCC is a corporation and each is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation or incorporation. Each of TEC and TCC is authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). Section 2.2(a)(i) of the Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business. Each of TEC and TCC has full limited liability company or corporate power and authority, as the case may be, to carry on the Business as presently conducted. Section 2.2(a)(ii) of the Disclosure Schedule lists the directors and officers of each of TEC and TCC.

          (b) CAPITALIZATION. The entire issued and outstanding limited liability company membership interest of TEC is represented by the Interest. The entire authorized capital stock of TCC consists of an unlimited number of common shares of which one (1) common share is issued and outstanding and which represents the Share. All of the Equity has been duly authorized, is validly issued and outstanding, fully paid and nonassessable, and is held beneficially and of record by or registered in the name of the Seller or the Company, as the case may be, free and clear of all claims, Encumbrances, taxes and restrictions whatsoever. There are no outstanding subscriptions, calls, options, warrants, rights, contracts, or other commitments or undertakings to which the Seller, TEC or TCC is a party or by which any of the foregoing are bound relating to the Equity. Except for TCC and the Share, TEC has no subsidiaries or any equity or other ownership interest in any other Person.

          (c) NO CONFLICT OR VIOLATION. Except as set forth in Section 2.2(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a violation of or a conflict with any provision of the organizational documents of the Seller, TEC or TCC (including without limitation any shareholders agreement applicable to TCC); (ii) a breach of, or a default under, any term or provision of any contract, commitment or license to which the Seller, TEC or TCC is a party or by which its assets are bound, which breach or default would, individually or together with all other such breaches or defaults, have a material adverse effect on the Business (including, without limitation, its financial condition or results of operation) or the Parties' ability to consummate the transactions contemplated by this Agreement ("Material Adverse Effect"); or (iii) a violation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award to which the Seller or the Company is subject, which violation would, individually or together with all other such violations, have a Material Adverse Effect. Except as set forth in
Section 2.2(c) of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Seller or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, the absence of which, or the failure of which to be obtained or made, would not reasonably be expected, individually or in the aggregate, to have in a Material Adverse Effect.

          (d) BROKERS' FEES. The Company has no liability or obligation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, save for fees and expenses payable to Evercore Partners, Inc. solely by the Seller from the proceeds of the sale of the Equity.

          (e) TITLE TO ASSETS; SUFFICIENCY. Except as set forth in Section 2.2(e) of the Disclosure Schedule and except with respect to the Palnut Assets prior to the Closing Date, the Company has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used to conduct the Business as presently conducted, free and clear of all Encumbrances, except for inventory disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Except as set forth on Section 2.2(e) of the Disclosure Schedule, the assets reflected on the Most Recent Balance Sheet or leased by the Company pursuant to any agreement described in Sections 2.2(e), 2.2(j)(ii)(a) or 2.2(k)(iv) of the Disclosure Schedule constitute all of the assets used in or necessary to conduct the Business in accordance with past practices as of the date of the Most Recent Balance Sheet and as of the date hereof. Section 2.2(e) of the Disclosure Schedule sets forth all services rendered to the Company by the Seller or its Affiliates (other than the Company).

          (f) FINANCIAL STATEMENTS. Attached as Exhibit A to the Original Agreement were the following financial statements (collectively the "Financial Statements"): (i) the unaudited consolidated balance sheets and statements of income, and cash flow as of and for the fiscal years ended March 31, 2000 and 2001 (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited consolidated balance sheets (the "Most Recent Balance Sheet") and statements of income, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended July 1, 2001 (the "Most Recent Fiscal Quarter End") for the Company. Except as set forth in Section 2.2(f) of the Disclosure Schedule, the Financial Statements are consistent with the books and records of the Company, are correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the assets and liabilities of the Company as of such dates and the results of operations of the Company for such periods. The Company has no material liability (whether asserted or, to Seller's Knowledge, unasserted, absolute or contingent, accrued or unaccrued, incurred or consequential or due or, to Seller's Knowledge, to become due) except for (i) liabilities set forth on the face of the Most Recent Balance Sheet and (ii) liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which liabilities referred to in this clause (ii) results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort infringement or violation of law).

          (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as listed on Section 2.2(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End, (1) the Business of the Company has operated only in the Ordinary Course of Business, (2) there has not been any material adverse change in the Business of the Company taken as a whole and (3) the Company has made the capital expenditures set forth on Section 2.2(g) of the Disclosure Schedule. Except as listed on Section 2.2(g) of the Disclosure Schedule, without limiting the generality of the foregoing, since that date the Company has not:

               (i) sold, leased, transferred, or assigned any material assets, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

               (ii) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $100,000, nor modified any such existing agreement, contract, lease or license;

               (iii) (nor has any other party thereto) accelerated, terminated, breached, defaulted under, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which it is bound;

               (iv) imposed or suffered the imposition of any Encumbrance upon any of its assets, tangible or intangible, other than Encumbrances arising from agreements in place as of the Most Recent Fiscal Year End (none of which result from any breach or default thereunder);

               (v) made or authorized any change in the certificate of formation, articles of incorporation, charter or bylaws or other organizational documents;

               (vi) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

               (vii) granted any increase in the compensation of, paid any stay, sale or other form of bonus compensation to, or made any other material change in the employment terms of, including any Benefit Arrangement relating to, any of its directors, officers, employees or the TEC Management Team, excluding, however, normal yearly increases of employees (other than members of the TEC Management Team) in the Ordinary Course of Business not exceeding $50,000 in the aggregate;

               (viii) committed to make any capital expenditure (or series of related capital expenditures) after the Closing involving more than $25,000 singly or $100,000 in the aggregate, or failed to make capital expenditures substantially in compliance with the budget set forth on Section 4.2 of the Disclosure Schedule;

               (ix) delayed or postponed, or changed the terms or any policies or practices with respect to, the payments of accounts payable and other liabilities of the Company;

               (x) entered into any employment contract or collective bargaining agreement, written or oral, or modified or changed the terms of any existing such contract or agreement;

               (xi) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

               (xii) issued, sold or disposed of any of its membership interests or shares of capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests or shares of capital stock or entered into a contract or option to create any additional class of membership interest or shares of capital stock;

               (xiii) made any distribution (whether in cash or in kind) or repurchased, redeemed or retired of any of its membership interests or shares of capital stock;

               (xiv) made or been subject to any material change in its accounting, pricing, cash management or working capital practices, policies, procedures or methods; or

               (xv) committed to do any of the foregoing.

          (h) LEGAL COMPLIANCE. Except as set forth on Section 2.2(h) of the Disclosure Schedule, the Company is in compliance with, and has complied with, all applicable laws, rules, regulations, injunctions, judgments, orders, decrees and rulings thereunder of federal, state, provincial, local, municipal and foreign governments (and all agencies thereof), except where such noncompliance will not result, or has not resulted, individually or in the aggregate, in a Material Adverse Effect.

          (i) TAX MATTERS.

               (i) Except as set forth on Schedule 2.2(i)(i) of the Disclosure Schedule, and except with respect to any amended Tax Returns to be filed and Taxes to be paid by TCC pursuant to Section 8.4 hereof: (A) the Company (and the Seller, in respect of any interest in the Company) has duly and timely filed all Tax Returns it was required to file; (B) all such Tax Returns were correct and complete in all material respects; (C) all Taxes due and payable by the Company or in respect of any interest in the Company, whether or not shown on any Tax Return, have been timely paid; (D) the Company (and the Seller, in respect of any interest in the Company) currently is not the beneficiary of any extension of time within which to file any Tax Return; and (E) the Company has maintained appropriate accruals for Taxes payable by the Company on the Most Recent Financial Statements.

               (ii) Except as set forth on Schedule 2.2(i)(ii) of the Disclosure Schedule, there is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority.

               (iii) Section 2.2(i)(iii) of the Disclosure Schedule lists all the federal, state, provincial, local and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1999, and except as specified thereon, none of such Tax Returns has been audited, or is currently the subject of audit. The Seller has permitted the Buyer to examine all United States and Canadian federal tax returns and has delivered to the Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 1999. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. No powers of attorney with respect to Taxes of the Company are currently in force.

               (iv) The Company has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment, assessment or reassessment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company. No claim has been made by any taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

               (v) The Company has withheld and paid to the appropriate taxing authorities all amounts required to be withheld from payments made to employees, independent contractors, creditors, stockholders, non-residents or other third parties, and so paid, under state law, provincial law, foreign law and the applicable provisions of the Code and the Canada Act.

               (vi) The Company has remitted all Taxes required to be remitted to all governmental authorities on behalf of employees, including without limitation all workers' compensation payments, employment insurance, employer health tax and other payroll taxes.

               (vii) TEC has not elected to be treated as and is not a corporation for United States federal income tax purposes, and is disregarded as an entity separate from its owner within the meaning of Treas. Reg. Section 301.7701-3(b)(1)(ii).

          (j) REAL PROPERTY.

               (i) Section 2.2(j)(i) of the Disclosure Schedule contains a legal description of each parcel of real property owned by the Company (the "Owned Property"). The Company has good and marketable title in and to all of the Owned Property subject to no Encumbrances, except as described on such section of the Disclosure Schedule.

               (ii) Section 2.2(j)(ii)(a) of the Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property") (the Owned Property and the Leased Property, collectively the "Real Property") to which the Company is the "tenant", "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Property, subject to no Encumbrances on the interest of the Company except as described in such section of the Disclosure Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms and will continue to be in full force and effect and enforceable in accordance with its terms following the consummation of the transactions contemplated hereby. Except as described in Section 2.2(j)(ii)(b) of the Disclosure Schedule, there exists no default by the Company, or condition which, with the giving of notice, the passage of time or both, could become a default by the Company, under any

     Lease or could permit any termination, modification or acceleration of any rights or obligations thereunder nor, to the Knowledge of the Seller, does any such default or condition exist with respect to any other person. Seller has previously delivered to Buyer true and complete copies of all the Leases. Except as described on Section 2.2(j)(ii)(c) to the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease or from any other third party as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

               (iii) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business. Except as set forth in Section 2.2(j)(iii) of the Disclosure Schedule, the Real Property and all improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All material permits, licenses and other approvals necessary to the current use of the Real Property have been obtained, are in full force and effect and, to Seller's Knowledge, there exists no violation of any permit, license or other approval, covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property which could have a Material Adverse Effect; and no improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property except, in each case, as would not have a Material Adverse Effect on the use of such Real Property. There is no pending or, to the Knowledge of the Seller, any threatened condemnation or expropriation proceeding, claim, suit or administrative action affecting any portion of the Real Property.

               (iv) Except as set forth in Section 2.2(j)(iv), there are no leases, subleases or other occupancy agreements granting to any party or parties (other than the Company) the right of use or occupancy of the Real Property or any portion thereof; there are not outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein; there are no parties (other than the Company) in possession of the Real Property; and the Company has not assigned, transferred, or conveyed any interest in the Real Property.

          (k) INTELLECTUAL PROPERTY.

               (i) Neither the Seller nor the Company has interfered with, infringed upon, misappropriated, or violated any Proprietary Rights of any third party and neither the Company nor the Seller has received any complaint, claim (including any claim that the Company or any of its Affiliates must license or refrain from using any Proprietary Rights of any third party), demand, or notice alleging any such interference, infringement, misappropriation, or violation, except where such interferences, infringements, misappropriations or violations would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.2(k)(i) of the Disclosure Schedule, to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any Company Proprietary Rights in any material respect.

               (ii) Section 2.2(k)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to or acquired by the Company and which is currently in effect or has lapsed or been cancelled since December 31, 2000, each of which is included in the Company Proprietary Rights, identifies each pending registration or application for patent or registration which the Company has made with respect to any of the Company Proprietary Rights, and identifies each material license, agreement, or other permission which the Company has granted to any third party and which is currently in effect or which has lapsed, terminated or expired since December 31, 2000, with respect to any of the Company Proprietary Rights. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, pending applications, licenses, agreements, written documentation evidencing ownership, and permissions (as amended to date). Section 2.2(k)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Company.

               (iii) With respect to each patent or registration, each material license, agreement, or other permission which the Company has granted to any third party with respect to any of the Company Proprietary Rights identified in Section 2.2(k)(ii) of the Disclosure Schedule:

               (A) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (C) none of the Company or any of its Affiliates has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except as listed in Section 2.2(k)(iii) of the Disclosure Schedule.

               (iv) Section 2.2(k)(iv) of the Disclosure Schedule identifies each material item of the Company Proprietary Rights that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of the Company Proprietary Rights required to be identified in Section 2.2(k)(iv) of the Disclosure
     Schedule:

               (A) To the Seller's Knowledge, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

               (B) To the Seller's Knowledge, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder.

               (C) To the Seller's Knowledge, no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

               (D) The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

               (E) To the Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the item.

               (v) The Company owns or has a license to use all Company Proprietary Rights necessary for the operation of the Business as conducted as of the Most Recent Fiscal Year End and as currently conducted.

               (vi) All of the Seller's employees that have participated in the development of Company Proprietary Rights have entered into agreements with the Company assigning all right, title and interest in and to such Company Proprietary Rights to the Company. Pursuant to such agreements or applicable law, the Company owns all of the right, title and interest of its employees in and to any Company Proprietary Rights.

          (l) TANGIBLE ASSETS. The buildings, machinery, equipment, and other tangible assets that the Company owns and leases are and have been maintained in accordance with the Company's prior practice, and are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use.

          (m) INVENTORY; PRODUCT WARRANTIES. Except as set forth in Section 2.2(m) of the Disclosure Schedule or as reflected in reserves set forth on the face of the Most Recent Balance Sheet, the inventory of the Company consists of raw materials, manufactured and processed parts, work in process and finished goods, all of which is usable or saleable, as the case may be, in the Ordinary Course of Business and, in the case of TCC, all of which is of merchantable quality and reasonably fit for its usual purpose. Except as disclosed on Section 2.2(m) of the Disclosure Schedule, each product manufactured or sold by the Company has been in conformity with all applicable laws and regulations, contractual commitments, published specifications and express and implied warranties, and the Company has no liability for replacement or repair thereof or other damages in connection therewith, except for such failures to conform or liabilities as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          (n) CONTRACTS. Section 2.2(n) of the Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company is currently a party:

               (i) any agreement (or group of related agreements) for the consignment or lease of machinery, equipment or other personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000;

               (iii) any agreements (or group of related agreements) for the sale of the Company's products to customers whose purchases constitute five percent (5%) or more of the Company's sales for the Most Recent Fiscal Year;

               (iv) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $100,000 in the aggregate;

               (v) any agreement concerning a partnership or joint venture;

               (vi) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

               (vii) any agreement concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business;

               (viii) any agreement with any of the Seller, its Affiliates or any other person or entity described in Section 2.2(v);

               (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees;

               (x) any license, royalty or other agreement relating to the Company Proprietary Rights;

               (xi) any agreement containing commitments of suretyship, guarantee or indemnification (except for guarantees, warranties and indemnities provided by the Company in the Ordinary Course of Business having a contract value, individually or in the aggregate of $100,000 or less);

               (xii) any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company;

               (xiii) any agreement involving a governmental body;

               (xiv) any collective bargaining agreement;

               (xv) any agreement with any employee, consultant or agent of the Company which could involve aggregate payments in any one year of in excess of $100,000 and any agreement with any officer or director of the Company;

               (xvi) any agreement (or group of related agreements) under which the consequences of a default or termination could have a Material Adverse Effect;

               (xvii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000; or

               (xviii) any commitment to do any of the foregoing described in clauses (i) through (xvii).

     The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 2.2(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 2.2(n) of the Disclosure Schedule. Except as set forth in Section 2.2(n) of the Disclosure Schedule, with respect to each such agreement: (A) the agreement is, with respect to the Company and, to the Seller's Knowledge, each other party thereto, legal, valid, binding, enforceable, and in full force and effect and will continue to be so following the Closing; (B) the Company is not now and, to Seller's Knowledge, no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the agreement; and (C) the Company has not and, to Seller's Knowledge, no other party has repudiated any material provision of the agreement.

          (o) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth in Section 2.2(o) of the Disclosure Schedule and except as reflected in reserves set forth on the face of the Most Recent Balance Sheet, notes and accounts receivable of the Company have been generated in the Ordinary Course of Business, reflect a valid obligation due to the Company for the payment of goods or services provided by the Company and, except as otherwise noted, are reasonably anticipated to be paid in the normal course without recourse, defense, deduction, return of goods, counterclaim or offset on the part of the obligor.

          (p) INSURANCE. Section 2.2(p) of the Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) with respect to the Company and, to the Seller's Knowledge, each other party thereto, the policy is legal, binding, enforceable, and in full force and effect; (B) neither the Company nor, to Seller's Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) the Company has not and, to Seller's Knowledge, no other party to the policy has repudiated any material provision thereof. All claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in
Section 2.2(p) of the Disclosure Schedule and, except as disclosed in Section 2.2(p) of the Disclosure Schedule, no claims have been denied coverage during the last two years.

          (q) LITIGATION. Section 2.2(q) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or settlement agreement, or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator, none of which would reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

          (r) BOOKS AND RECORDS. The records of the Company accurately reflect the record and registered ownership of all of the Equity. The other books and records of the Company, including financial records, minute books and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practice and, in all material respects, laws and other requirements.

          (s) EMPLOYMENT MATTERS. Except as set out in Schedule 2.2(s) of the Disclosure Schedule, (i) no current officer or employee of the Company working in the operations of the Business is a party to any employment agreement or union or collective bargaining agreement, (ii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Company regarding terms and conditions of employment and (iii) no unfair labor practice charge, arbitration, work stoppage, picketing or other such activity relating to labor matters has occurred, or is pending or has, to Seller's Knowledge, been threatened. To Seller's Knowledge, there are no current or threatened attempts to organize or establish any labor union to represent any employees of the Company working in the operations of the Business. Except as set out in Schedule 2.2(s) of the Disclosure Schedule, the Seller is in compliance in all material respects with all requirements of United States and Canadian federal, state, provincial and local laws and regulations governing employee relations which may be applicable to the Business, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to Seller's Knowledge, have been threatened. Neither the Seller nor the Company is currently delinquent in the payment of wages, withholding or social security taxes, unemployment insurance or other similar obligations.

          (t) EMPLOYEE BENEFITS. (i) Section 2.2(t) of the Disclosure Schedule lists each Employee Benefit Plan (including, for avoidance of doubt, each Benefit Arrangement). Except as set forth on Section 2.2(t) (i) of the Disclosure Schedule:

               (A) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the terms of such plan or arrangement and with the applicable requirements of ERISA, the Code, and other applicable laws and collective bargaining agreements.

               (B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan and Seller has provided the most recent copy of such reports and descriptions to Buyer. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
          Section 4980B have been met in all material respects with respect to each Employee Welfare Benefit Plan with respect to which such requirements are applicable.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and the recommended contribution in any applicable actuarial report. In the case of each Employee Pension Benefit Plan that is subject to Title IV of ERISA, except as specifically described in
          Section 2.2(t)(i)(C) of the Disclosure Schedule, the net fair market value of the assets held to fund the Employee Pension Benefit Plan exceeds the present value (based on actuarial assumptions used by the Company for funding) of all accrued benefits, both vested and nonvested under the Employee Pension Benefit Plan. All premiums or other payments due or obligations incurred for all periods ending on or before the Closing Date have been paid or appropriately accrued in accordance with generally accepted accounting principles with respect to each Employee Welfare Benefit Plan.

               (D) Except as specifically described on Schedule 2.2(t)(i)(D), each Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service and each Employee Pension Benefit Plan in Canada which is intended to be a "registered pension plan" has been registered with the Registered Plans Division of the Canada Customs and Revenue Agency and the Financial Services Commission of Ontario, and nothing has occurred or failed to occur since the date of such determination or registration which could adversely affect the qualification or registration of each such plan, respectively.

               (E) With respect to each Employee Benefit Plan Seller has delivered to Buyer correct and complete copies of the plan documents (or to the extent that no such copy exists, a written description), the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 annual report, financial statements, if any, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

               (F) The Company has not incurred any liability for any excise, income, or other taxes or penalties with respect to any Employee Benefit Plan, (other than taxes payable in the Ordinary Course of Business in connection with Employee Benefit Plans administered in Canada), and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such liability. There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. To Seller's knowledge, no Employee Benefit Plan is presently under audit or examination by the Internal Revenue Service, Department of Labor or any other governmental entity. Neither the Company nor the Seller has received any notice of any such audit or examination nor have they received any notice of any matter that is pending with respect to any Employee Benefit Plan under any IRS, DOL or provincial program.

               (ii) Except as set forth in Section 2.2(t)(ii) of the Disclosure Schedule, the Company has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code.

               (iii) Except as set forth in Section 2.2(t)(iii) of the Disclosure Schedule, none of the Employee Welfare Benefit Plans provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B) and any liability for post-retirement benefits has been appropriately accrued on the financial statements of the Company in accordance with Financial Account Standards Board No. 106.

          (u) ENVIRONMENT, HEALTH, AND SAFETY.

               (i) Other than as set forth in Section 2.2(u)(i) of the Disclosure Schedule, the Company (A) has complied with, and is in compliance with, in all material respects, all Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any such failure to comply), (B) has obtained and maintained in effect, and been and is in material compliance with all of the terms and conditions of, all permits, licenses, certificates of approval and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied with, and is in compliance with, in all material respects, all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

               (ii) Other than as disclosed in Section 2.2(u)(ii) of the Disclosure Schedule, to the Seller's Knowledge, the Company is not subject to any material liability with respect to Environmental, Health and Safety Laws.

               (iii) Other than as disclosed in Section 2.2(u)(iii) of the Disclosure Schedule, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, and, to the Knowledge of the Seller, no property or facility operated by the Company is contaminated by any substance in a manner, that has given or would give rise to material liability under any Environmental, Health and Safety Laws.

               (iv) Except as set forth in Section 2.2(u)(iv) of the Disclosure Schedule, none of the following exists at any Owned Property or Leased
     Property: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas, except for such items that are in compliance in all material respects with all applicable Environmental, Health and Safety Laws.

               (v) Except as disclosed on Section 2.2(u)(v) of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible transfer" Environmental, Health and Safety Laws.

          (v) TRANSACTIONS WITH AFFILIATES. Except as set out in Schedule 2.2(v) of the Disclosure Schedule, none of the Company's members, shareholders, directors, officers, Affiliates or employees, nor any director, officer or employee of any such member, shareholder or Affiliate, nor any member of the immediate family of any director, officer or employee described above or any Affiliate of any of the foregoing Persons is involved in any remunerative arrangement with the Company (whether written or oral) outside the normal and customary scope and nature of their respective relationships with the Company (none of which shall survive the Closing, except as set forth in Section 2.2(v) of the Disclosure Schedule), or owns any property or right, tangible or intangible, which is used by the Company or is necessary for the conduct by the Company of the Business.

          (w) INDEBTEDNESS AND GUARANTEES. Except as set forth in the Most Recent Balance Sheet, the Company has no long-term liabilities or indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements. Except as set forth on Section 2.2(w) of the Disclosure Schedule, the Company is not a guarantor or otherwise liable for any liability or obligation of any other Person.

          (x) DISTRIBUTORS, CUSTOMERS AND SUPPLIERS. Except as set forth on
Section 2.2(x) of the Disclosure Schedule, since January 1, 2001, neither the Seller nor the Company has received any threat or notification, in writing or, to the Knowledge of the Seller, orally, with respect to, and there have not been, any material distributors, customers or suppliers that have terminated or, to the Seller's Knowledge, intend to terminate or are considering terminating, their respective business relationships with the Company or have modified or, to Seller's Knowledge, intend to modify such relationships with the Company in a manner which is materially less favorable to the Company, or have agreed not to or will not agree to do business with the Company on terms and conditions at least as favorable in all material respects to the Company as the terms and conditions provided to the Company on the date of the Most Recent Balance Sheet, and the Seller does not have any Knowledge of any facts which would form the basis for any such termination or modification. Without limitation of the foregoing, except as set forth on Section 2.2(x) of the Disclosure Schedule, since January 1, 2001, (i) no customer of the Company with annual sales in excess of $1,000,000 has requested any change in the pricing of the Company's products or the pricing schedules, policies or practices of the Company, (ii) no customer of the Company has terminated, and the Seller and the Company have no knowledge that any customer of the Company intends to terminate, either the production of or the use of the Company's products in any existing or proposed vehicle platform of such customer for which products are produced or proposed to be produced or containing or proposed to contain products manufactured by the Company, and (iii) no customer of the company has reduced in any material respect the monthly volume of any product purchased by such customer from the Company, except as such reductions reflect the general decline in manufacturing activity of customers due to general economic conditions.

          (y) NO ILLEGAL PAYMENTS, ETC. Neither the Seller nor the Company, nor any of their respective directors, officers, employees or, to Seller's Knowledge, agents, has (a) directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any distributor, supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company which is prohibited by applicable law, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records.

          (z) STATUS OF CANADIAN BUSINESS. TEC does not carry on a Canadian business within the meaning of the Investment Canada Act and the value of the assets of TCC does not amount to more than fifty percent of the aggregate value of the combined assets of TEC and TCC. The aggregate value of the assets in Canada owned by the Seller and any of its affiliates (as such term is defined in the Competition Act (Canada) (the "CA") and the annual gross revenues from sales in, from or into Canada by the Seller and any of such affiliates, do not exceed, in either case, CDN$400 million within the meaning of and as determined by section 109 of the CA and the Notifiable Transactions Regulations thereunder.

          (aa) EXCLUSIVITY OF REPRESENTATIONS. The representations and warranties made by Seller in this Agreement are in lieu of (and are exclusive of) any other representations and warranties by Seller, or any officer, employee or agent of Seller, express or implied. Seller hereby disclaims any such other representations or warranties (express or implied), notwithstanding any delivery or disclosure of any documents or other information to Buyer, its officers, directors, employees, agents or representatives or any other person.

          (bb) NO MATERIAL OMISSION. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished or to be furnished by the Seller to Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein and herein not misleading.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Company and Seller as follows:

     Section 3.1 ORGANIZATION OF BUYER. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

     Section 3.2 AUTHORIZATION; VALIDITY. Buyer has all necessary power and authority to enter into this Agreement and has taken all action necessary (including, without limitation, authorization from its board of advisors) to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions; PROVIDED that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

     Section 3.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in:

          (a) a violation of or a conflict with any provision of the organizational documents of Buyer;

          (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which Buyer is a party or by which its assets are bound, which breach or default would have a Material Adverse Effect; or

          (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a Material Adverse Effect.

     Section 3.4 CONSENTS AND APPROVALS. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder.

     Section 3.5 NO BROKERS. Neither Buyer nor any Affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or entity which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     Section 3.6 STATUS OF BUYER.

          (a) No entity is in control of the Buyer as the terms "entity" and "control" are defined in Section 801.1 of the Premerger Notification Rules promulgated by the Federal Trade Commission under the HSR Act (the "Rules").

          (b) Buyer does not have total assets in excess of Ten Million Dollars ($10,000,000) as "total assets" are determined under Section 801.11 of the Rules for purposes of the "size-of-the-person test" under the HSR Act.

     Section 3.7 CERTAIN LITIGATION. There is no action, proceeding or investigation pending to which the Buyer is a party or, to the Buyer's Knowledge, threatened, against the Buyer, which questions the validity of this Agreement or impairs the ability of the Buyer to consummate the transactions contemplated hereby.

     Section 3.8 NO MATERIAL OMISSION. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished by the Buyer to Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein and herein not misleading.


                                    ARTICLE 4
                                    COVENANTS

     Section 4.1 ACCESS TO INFORMATION AND RECORDS. Subject to the procedures set forth below, at and prior to the Closing Date, Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the Business of the Company and such examination of the books, records, Tax Returns, financial condition and operations of the Company as Buyer or its financing sources may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cooperate fully therein, including cooperating (i) with the Buyer's accountants, consultants, agents and attorneys and (ii) with respect to all communications with the Company's customers, suppliers and employees with the Seller's prior consent by any one of Seller's Senior Management. Until the Closing and if the Closing shall not occur, thereafter, Buyer and its Affiliates and financing sources shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, Buyer and its Affiliates and financing sources shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) already known or subsequently developed by Buyer independently of any investigation of the Seller or Company, (c) received from a third party not under an obligation to the Seller or Company to keep such information confidential or (d) required by any law or order. In the event this transaction does not close for any reason, Buyer and its Affiliates and financing sources shall return or destroy all such confidential information and compilations thereof as reasonably requested by the Company.

         Section 4.2 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, the Seller shall (i) operate or cause the Company to be operated in the Ordinary Course of Business, (ii) without limiting the generality of the foregoing, cause the Company to (A) make capital expenditures substantially in compliance with the budget set forth on Section 4.2 of the Disclosure Schedule,
(B) pay on a timely basis all trade payables except for any items being contested in good faith, and (C) not undertake any action, fail to take any action or permit to occur any event, which such action, failure or occurrence, had it taken place prior to the date hereof, would be required to be disclosed pursuant to Section 2.2(g), in each case without the prior written consent of the Buyer, responses to requests for which shall not be unreasonably withheld or delayed; provided, that if any such event shall occur which is beyond the control of the Seller, the Seller shall promptly notify the Buyer.

     Section 4.3 PRESERVATION OF BUSINESS. From the date hereof through the Closing Date, the Seller shall use its reasonable best efforts to (i) preserve intact in all material respects the Business; (ii) keep available the services of the present officers, employees, consultants and agents of the Company; and
(iii) maintain the present suppliers and customers of the Company; and (iv) to preserve the Company's goodwill.

     Section 4.4 NOTICE OF EVENTS. The Seller shall promptly notify Buyer of (a) any event, condition or circumstance occurring, or failing to occur, from the date hereof through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof.

     Section 4.5 NAME; USE OF NAME.

          (a) As soon as practicable following the Closing, but in no event later than the thirtieth (30th) day following the Closing Date, Buyer shall have filed all documentation necessary or appropriate to effect a change of name of each of TEC and TCC to eliminate the words "TransTechnology" from such entity's legal name. Buyer shall provide Seller with written evidence of compliance with the provisions of this Section no later than the thirtieth (30) day following the Closing Date.

          (b) The Buyer and the Seller recognize that certain labels, packaging and containers therefor and promotional material being used by the Company may bear the trade names and/or marks "TransTechnology Engineered Components LLC" or "TransTechnology," and may bear logos or marks associated therewith, which trade names, logos and marks are not being assigned or licensed to the Buyer. The Seller agrees that the Buyer shall be permitted to use such labels, packaging, containers and promotional material for a period not exceeding nine months after the Closing Date. Thereafter, internal storage and material handling containers that currently bear such trade names, logos or marks may continue to be used only if such trade names, logos or marks are removed or covered so that they cannot be viewed. In no event shall the Buyer be entitled to the use of the trade names and untransferred logos and trademarks in advertising any inventory. The Buyer shall remove the Seller's, and any of its Affiliate's, trade names and/or marks and untransferred logos and trademarks from signage no later than six months from the Closing Date.

     Section 4.6 SELLER'S COVENANT NOT TO COMPETE. As a significant inducement to Buyer to enter into and perform its obligations under this Agreement, and in consideration of the payment of the Purchase Price as provided in Section 1.3, the Seller agrees as follows:

          (a) For a period of four (4) years from and after the Closing Date (the "Restricted Period"), the Seller will not engage, directly or indirectly, in the continental United States or Canada, in the management, ownership, operation or control of any business, venture or activity which competes with the Business (including parts and accessories therefor) being conducted or proposed to be conducted on the Closing Date by the Company or relating to products performing functions similar to the products manufactured and sold by the Company, PROVIDED, HOWEVER, ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall not be deemed to constitute engaging in any such business; PROVIDED, FURTHER, that nothing contained in this Section 4.6(a) shall prohibit (1) a third party that competes with the Business from acquiring Seller or any of Seller's assets and continuing thereafter to so compete, provided that such third party does not use any of Seller's assets or employees so acquired in such competitive activity, or (2) Seller from engaging in the manufacture and sale of retaining rings, snap rings and circlips as currently manufactured and sold by Seller's Engineered Rings Group.

          (b) At all times after the date hereof, the Seller shall keep secret and retain in confidence, and shall not use for its benefit or the benefit of others, except in connection with the conduct of the Business in the Ordinary Course of Business prior to the Closing Date, all Confidential Information and shall not disclose such Confidential Information to anyone outside of Buyer and its Affiliates except with the express written consent of the Buyer and except for Confidential Information which becomes publicly known through no wrongful act of the Seller as a result of being (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to Buyer or the Company to keep such information confidential or (c) required by any law or order.

          (c) During the Restricted Period, the Seller shall not, without the prior written consent of the Buyer, directly or indirectly, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (B) hire any person within one (1) year of the last day such person was an employee of the Company except in the event that such employment is the result of a general advertisement for employment or as a result of the services of an employment agency in connection with a nondirected solicitation, or (C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making defamatory statements or communications about the Company).

          (d) If the final award of any arbitration panel (or in the event there should be a final judgment of a court of competent jurisdiction) declares that any term or provision of this Section 4.6 is invalid or unenforceable, the Parties agree that the panel or court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provisions, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the award may be challenged or the judgment may be appealed.

     Section 4.7 CONSENTS AND REASONABLE EFFORTS. Buyer and Seller will, as soon as reasonably practicable after the Execution Date, commence to take all commercially reasonable actions required to obtain all consents, approvals, waivers and agreements of, and to give all notices and make all other registrations or filings with, any third parties, including governmental authorities, including any such filing required under the HSR Act, or any similar law of any applicable jurisdiction concerning combinations of a business (together with the HSR Act, a "Business Combination Law"), necessary, to be obtained, given or made by the Buyer or the Seller, as the case may be (including without limitation in the case of the Seller, the items listed on Section 2.2(c) of the Disclosure Schedule) in order to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Equity and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Disclosure Schedules, and shall cooperate with each other with respect thereto. In addition, subject to the terms and conditions herein provided, each of the Parties covenants and agrees to use after the Execution Date all commercially reasonable efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction of the other Party's respective conditions to closing set forth in Article 6 or Article 7, as the case may be) and to cause the fulfillment of such Party's obligations hereunder; PROVIDED, HOWEVER, that no Party shall be obligated to incur any material cost, liability or expense with respect to the fulfillment of the other Party's obligations pursuant to this Section 4.7.

     Section 4.8 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees (except as necessary to further due diligence) or the general public shall be mutually agreed upon in advance by the Parties hereto; PROVIDED, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in order to comply with any requirement of law or regulation, it being understood and agreed that each party shall provide the other parties hereto with prior written notice of, and an opportunity to object to, any such announcement. Notwithstanding the foregoing, nothing contained herein shall prohibit or prevent the Buyer or its Affiliates from making any announcement or disclosure to current or future financing sources provided, that any such announcement or disclosure prior to the Closing shall be subject to the confidentiality provisions of Section 4.1 hereof.

     Section 4.9 COMMITMENT LETTER. The Buyer has delivered to the Seller copies of binding commitment letters (the "Commitment Letters") from institutional lenders containing terms and conditions reasonably acceptable to Seller which Commitment Letters provide for funding by such lenders in an amount sufficient to consummate the transactions contemplated by this Agreement. The Buyer agrees that from the Execution Date through the Closing Date it will, in good faith, use all commercially reasonable efforts to satisfy any conditions contained in such Commitment Letters and to otherwise keep the Commitment Letters in full force and effect.

     Section 4.10 NO SOLICITATION.

          (a) The Seller covenants and agrees that, during the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing, the Seller will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (collectively, the "Representatives" ) of the Seller and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the initiation of any inquiries or submission of any proposals regarding any merger, business combination, reorganization, recapitalization, liquidation, sale of all or substantially all assets, or other similar transactions involving the Company or any proposal or offer to acquire, directly or indirectly, any equity interest in or any voting securities of the Company, other than the acquisition of the Equity contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal" and any transaction described above, a "Competing Transaction"), (ii) engage in negotiations or discussions concerning, or provide or disclose any nonpublic information or afford access to the books and records of the Seller, the Company or any other subsidiaries of the Seller to any person considering making, or that has made, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

          (b) From and after the Execution Date, the Seller shall notify the Buyer immediately, but in no event later than twenty four hours, after (i) the receipt of any Acquisition Proposal, (ii) the receipt of any indication that a Person is considering making an Acquisition Proposal, (iii) any receipt of any modification of or amendment to any Acquisition Proposal or (iv) any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company (or of the Sellers relating to the Company) by any Person that is considering making, or has made, an Acquisition Proposal or
(v) the entering into of discussions with respect to any Acquisition Proposal. The Seller shall provide such notice in writing and such notice shall identify the person making such Acquisition Proposal, indication or request.

          (c) Upon its execution of this Agreement the Seller shall, and shall cause the Company, other subsidiaries of the Seller and the Representatives of the Seller and the Company to, cease immediately and cause to be terminated all existing activities, discussions or negotiations, if any, with any persons, other than the Buyer and its Representatives, conducted prior to the Execution Date with respect to any Acquisition Proposal. The Seller agrees not to release any third party from the confidentiality provisions of any confidentiality agreement relating to the Company to which the Seller or the Company is a party.

          (d) If the Seller breaches any provision of this Section 4.10 and, following such breach, terminates this Agreement pursuant to Article 5 (other than pursuant to Section 5.1(d)) hereof prior to the Closing, and within one (1) year following such termination consummates a Competing Transaction, the Seller shall pay to the Buyer an amount equal to (i) $3,000,000 (the "Termination Fee") plus (ii) the out-of-pocket costs and expenses (including without limitation reasonable legal and other professional fees and expenses) incurred by the Buyer and its Affiliates in connection with the transactions contemplated by this Agreement (the "Buyer Expenses") through the date of such termination. The Termination Fee, together with the Buyer Expenses, shall be paid by the Seller to the Buyer by wire transfer in immediately available funds promptly, and in any event within two (2) business days, of the consummation of such Competing Transaction.

     Section 4.11 TRANSFER TAXES. The Seller and Buyer shall share equally all sales, use, transfer and documentary taxes and recording filing fees, if any, including, without limitation, all provincial land transfer taxes, provincial sales taxes, and any other charges applicable to the transfer of the Equity contemplated by this Agreement.

     Section 4.12 ISRA APPROVAL.

          (a) Seller shall at its own expense seek the ISRA Approval based on the environmental condition of the Palnut Facility as of the Closing Date and shall assert its diligent and commercially reasonable efforts in doing so.

          (b) It is anticipated in connection with the ISRA Approval for the Palnut Facility, that Seller may be required to agree to a deed restriction including either engineering or institutional controls for the Palnut Facility, or both. In addition, Buyer acknowledges that Seller may request that some or all of the Palnut Facility be designated a Classification Exception Area ("CEA"). Buyer agrees to accept title subject a deed restriction.

          (c) Buyer shall, without cost or undue burden to Buyer, assist Seller, after Closing, by doing such things as (i) permitting Seller reasonable access to the Palnut Facility to complete any environmental work required by NJDEP in connection with the ISRA Approval and (ii) executing such documents as may be necessary or advisable in Seller's reasonable opinion to comply with ISRA and which do not in Buyer's reasonable opinion materially and adversely impede Buyer's use of the Palnut Facility (including, without limitation, Buyer's preparation and submission of biennial reports confirming the maintenance of any institutional or engineering controls).

     Section 4.13. PAYMENT OF STAY BONUSES. Seller covenants that it shall cause the Stay Bonuses (as such term is defined on Section 2.2(g) of the Disclosure Schedule) to be paid prior to the Closing Date, and that at Closing the Company shall have a positive cash account balance on its balance sheet.


                                    ARTICLE 5
                                   TERMINATION

     Section 5.1 TERMINATION. This Agreement may be terminated and the sale and purchase of the Equity may be abandoned, notwithstanding the approval thereof by the Seller, at any time prior to Closing:

          (a) by mutual written consent of the Seller and Buyer;

          (b) by the Buyer, by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement, the Buyer has notified the Seller of the breach, and either the breach is not curable or, if curable, the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 7, 2001 by reason of the failure of any condition precedent under
Article 7 hereof to be satisfied (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); PROVIDED HOWEVER, that if the Seller notifies the Buyer prior to December 7, 2001 of the Seller's intent to seek shareholder approval of the transactions contemplated by this Agreement, and if the Seller thereafter proceeds actively and in good faith to take all steps reasonably necessary to obtain such approval, the Buyer may not terminate this Agreement pursuant to clause (ii) of this Section 5.1(b) prior to January 31, 2002;

          (c) by the Seller, by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement, the Seller has notified the Buyer of the breach, and either the breach is not curable or, if curable, the breach has continued without cure for a period of 30 days after the notice of breach; or (ii) if the Closing shall not have occurred on or before December 7, 2001 by reason of the failure of any condition precedent under Article 6 hereof to be satisfied (unless the failure results primarily from the Seller itself breaching any representations, warranty or covenant contained in this Agreement); PROVIDED, HOWEVER, that if the Seller notifies the Buyer prior to December 7, 2001 of the Seller's intent to seek shareholder approval of the transactions contemplated by this Agreement, the Seller may not terminate this Agreement pursuant to clause (ii) of this Section 5.1(c) prior to January 31, 2002; and

          (d) by the Seller, in the event that Buyer fails to maintain the Commitment Letters in full force and effect or in the event the Commitment Letters are withdrawn for any reason.

     Section 5.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 5.1 hereof, all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability to the other Party, except for obligations of the parties hereto in Sections 4.8, 4.10, 5.3, 5.4 and 10.8, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

     Section 5.3 CERTAIN EVENTS OF TERMINATION. If this Agreement is terminated by the Buyer pursuant to Section 5.1(b) hereof by reason of the failure of the condition precedent set forth in Section 7.3 hereof to be satisfied, the Seller shall pay to the Buyer promptly, and in any event within two (2) business days of the date of such termination, an amount equal to the Buyer Expenses through such date. If this Agreement is terminated by the Seller pursuant to Section 5.1(c) hereof by reason of the failure of the condition precedent set forth in
Section 6.2 hereof to be satisfied, the Seller shall pay to the Buyer promptly, and in any event within two (2) business days of the date of such termination, an amount equal to (i) the Termination Fee plus (ii) the Buyer Expenses through such date.

     Section 5.4 APPROVAL NOT OBTAINED.

          (a) If prior to the Closing a court of competent jurisdiction determines that the approval of the shareholders of the Seller is required pursuant to Section 271 of the Delaware General Corporation Law (the "DGCL") in connection with the transactions contemplated by this Agreement and the Seller does not notify the Buyer within five (5) days after the date of such determination that the Seller intends to seek such shareholder approval, then this Agreement shall terminate and the Seller shall pay the Buyer within two (2) business days of the date of such termination an amount equal to the Buyer Expenses through such date.

          (b) If the Seller notifies the Buyer prior to December 7, 2001 of the Seller's intent to seek shareholder approval of the transactions contemplated by this Agreement, and if the Seller thereafter proceeds actively and in good faith to take all steps reasonably necessary to obtain such approval, this Agreement shall terminate on the earlier to occur of (i) the date of any shareholders' meeting at which the shareholders vote not to approve the transaction contemplated by this Agreement, or (ii) January 31, 2002. In the case of any such termination described in this Section 5.4(b), Seller shall pay Buyer within two (2) business days of the date of such termination an amount equal to the Buyer Expenses incurred through such date.

          (c) In the event of the termination of this Agreement pursuant to this
Section 5.4 and within one (1) year following such termination the Seller enters into an agreement for a Competing Transaction, the Seller shall pay to the Buyer an amount equal to the Termination Fee.


                                    ARTICLE 6
                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to transfer the Equity to Buyer on the Closing Date are subject, in the discretion of the Seller, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     Section 6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (and as though the Closing Date were substituted for the date of this Agreement throughout Article 3 hereof) and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     Section 6.2 NO INJUNCTION. No injunction, stay or restraining order prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect or threatened, and no action, suit, claim or proceeding shall be pending or be threatened by any shareholder of the Company alleging the Seller's failure to comply with Section 271 of the DGCL.

     Section 6.3 PAYMENTS. Buyer shall have tendered the Closing Date Purchase Price to Seller.

     Section 6.4 CERTIFICATES. Buyer shall have furnished Seller with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 6 as may be reasonably requested by and satisfactory to Seller and their counsel.

     Section 6.5 COMPLIANCE WITH BUSINESS COMBINATION LAWS. All requisite filings under all applicable Business Combination Laws shall have been made and all applicable waiting periods related to the Business Combination Laws shall have expired.

     Section 6.6 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall have delivered to Seller the following documents, in each case duly executed or otherwise in proper form:

          (a) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of the Buyer that each of the representations and warranties made by the Buyer in this Agreement is, if qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (and as though the Closing Date were substituted for the date of this Agreement throughout Article 3 hereof), and that the Buyer has performed the complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date and that all conditions to the Seller's obligations set forth in this Article 6 (other than Sections 6.2 and 6.8) have been met.

          (b) CERTIFIED RESOLUTIONS. Certified copies of the resolutions of the Members or the Managers of the Buyer, as the case may be, or other evidence of authority reasonably satisfactory to Seller, setting forth the authorization and approval of this Agreement and the consummation of the transactions contemplated hereby.

          (c) CONSENTS AND APPROVALS. Material consents, if any, of third parties required to be obtained by the Buyer in order for the Buyer to execute, deliver and perform this Agreement.

          (d) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Seller pursuant to the terms hereof.

          (e) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

          (f) OPINION OF BUYER'S COUNSEL. The written opinion of Ropes & Gray, counsel to the Buyer, dated as of the Closing Date, addressed to Seller, in form and substance reasonably satisfactory to Seller.

     Section 6.7 EATON AGREEMENT. The Buyer and Eaton Corporation shall have executed and delivered an Assignment, Assumption and Release Agreement (the "Eaton Agreement') reasonably satisfactory to the Buyer and the Seller containing provisions not inconsistent with the provisions set forth on EXHIBIT
6.7 to the Original Agreement.

     Section 6.8 ISRA APPROVAL. Seller shall have received from the New Jersey Department of Environmental Protection ("NJDEP") on or prior to Closing either a "letter of non-applicability", "negative declaration", "no further action letter", "remediation agreement" or one of the other exemptions, waivers or approvals (as defined in the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. "ISRA") allowing the Palnut Facility to be transferred in compliance with ISRA ("ISRA Approval").


                                    ARTICLE 7
                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to purchase the Equity as provided hereby are subject, in the discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     Section 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall, if qualified by materiality, be true and correct, and, if not so qualified, be true and correct in all material respects when made and, except for changes which are permitted or contemplated by this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (and as though the Closing Date were substituted for the date of this Agreement throughout Article 2 hereof), and Seller shall have performed, in all material respects, all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     Section 7.2 CONSENTS; RELEASES. All consents, approvals and waivers from governmental authorities and other parties set forth in Section 2.2(c) of the Disclosure Schedule shall have been obtained. Releases reasonably satisfactory in form and substance to Buyer and its counsel shall have been obtained from all of the persons and entities set forth in Section 7.2 of the Disclosure Schedule.

     Section 7.3 NO INJUNCTION. No injunction, stay or restraining order prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect or threatened, and no action, suit, claim or proceeding shall be pending or be threatened by any shareholder of the Company alleging the Seller's failure to comply with Section 271 of the DGCL.

     Section 7.4 COMPLIANCE WITH BUSINESS COMBINATION LAWS. All requisite filings under all applicable Business Combination Laws shall have been made and all applicable waiting periods related to the Business Combination Laws shall have expired.

     Section 7.5 NO MATERIAL ADVERSE EFFECT. During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a Material Adverse Effect.

     Section 7.6 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, the Seller shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

          (a) EQUITY CERTIFICATE(S). Limited liability company membership interest certificates and share certificate(s) representing the Equity, duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) either removed or properly canceled.

          (b) COMPLIANCE CERTIFICATE. A certificate signed by an executive officer of the Seller that, except as permitted by Section 7.1, each of the representations and warranties made by the Seller in this Agreement is, if qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (and as though the Closing Date were substituted for the date of this Agreement throughout Article 2 hereof), and that the Seller has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date and that all conditions to the Buyer's obligations set forth in this Article 7 (other than Sections 7.8 and 7.14) have been met.

          (c) CERTIFIED RESOLUTIONS. Certified copies of the resolutions of the board of directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

          (d) CONSENTS AND APPROVALS. Material consents, if any, of third parties necessary for the Seller to execute, deliver and perform this Agreement.

          (e) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

          (f) RESIGNATIONS. Written resignations of the directors and officers of the Company.

          (g) FAIRNESS/SOLVENCY OPINIONS. A Fairness Opinion and a Solvency Opinion, in each case in form and substance reasonably satisfactory to Buyer, of Houlihan Lokey Howard & Zukin Advisors, Inc.

          (h) AUDITED FINANCIAL STATEMENTS. Audited consolidated balance sheets of the Company for the fiscal year ended March 31, 2001 and the related statements of income and cash flow for the fiscal year of the Company ended on such date that reflect assets, liabilities, income, losses and expenses that are each consistent with those set forth on the unaudited financial statements for the year ended March 31, 2001, except for any inconsistencies that do not, in the aggregate, have a material adverse effect on the financial condition or results of operation of the Company and taking into account the item set forth on Disclosure Schedule 2.2(o). The cost of such audited statements shall be borne solely by Buyer.

          (i) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior the Closing pursuant to this Agreement and such other certificates or authority and documents as Buyer may reasonably request.

          (j) OPINION OF SELLER'S COUNSEL. Written opinions of Hahn Loeser & Parks LLP and Richards, Layton & Finger, counsel to the Seller, dated as of the Closing Date, addressed to Buyer, in form and substance reasonably acceptable to Buyer.

     Section 7.7 ABSENCE OF LITIGATION. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, Seller or the Company, or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a Material Adverse Effect.

     Section 7.8 FINANCING. The Buyer shall have received financing pursuant to the Commitment Letters on pricing, structural and other terms substantially similar to those in effect on the date of such Commitment Letters in the aggregate amount set forth therein.

     Section 7.9 RELEASE OF LIENS AND OBLIGATIONS. The Seller's senior lenders, under the terms of that certain Second Amended and Restated Credit Agreement dated as of June 30, 1995, as amended and restated as of July 24, 1998, as further amended and restated as of August 31, 1999, as amended by that certain Consent and Amendment Agreement No. 1 dated as of August 21, 2000, as further amended by that certain Amendment Agreement No. 2 dated as of December 29, 2000, and as further amended by that certain Amendment Agreement No. 3 dated as of January 31, 2001, and subordinated lenders, under the terms of that certain Securities Purchase Agreement dated as of August 29, 2000 shall have (i) released any and all Encumbrances on any assets of the Company, (ii) released the Company from any guaranty or pledge obligations and (iii) otherwise consented to the transactions contemplated by this Agreement, in each case by taking such actions and pursuant to documents and instruments as are in form and substance reasonably satisfactory to Buyer.

     Section 7.10 SUBLEASE. Buyer and Seller shall have entered into a sublease in form and substance reasonably acceptable to Buyer relating to the use of reasonable office space by an employee or sales representative of Seller at the Southfield, Michigan facility of the Company.

     Section 7.11 TRANSFER OF ASSETS. All of the Palnut Assets and all liabilities associated therewith (other than the liabilities set forth on Section 7.11 of the Disclosure Schedule) shall have been transferred and assigned to the Company, pursuant to documents and arrangements reasonably satisfactory in form and substance to Buyer. In addition, all filings and other actions necessary to record with the United States Patent and Trademark Office the assignment of intellectual property from Eaton Corporation to the Company contemplated by the Eaton Asset Purchase Agreement, including the Company Proprietary Rights set forth in Section 2.2(k)(ii) of the Disclosure Schedule which are shown as owned by TEC, TCC or have an "*" in the registered owner column (collectively, the "Eaton Patents"), free and clear of all Encumbrances, shall have been made or taken to the reasonable satisfaction of Buyer.

     Section 7.12 EATON AGREEMENT. The Seller and Eaton Corporation shall have executed and delivered the Eaton Agreement.

     Section 7.13 ISRA APPROVAL. The Seller shall have received the ISRA Approval, and the Buyer shall have approved any deed restriction, CEA designation or other restriction or limitation imposed in respect of the Palnut Facility in connection therewith, such approval not to be unreasonably withheld.

     Section 7.14 TRANSITION SERVICES AGREEMENT. Seller shall have executed and delivered a transitional services agreement in form and substance reasonably acceptable to Buyer pursuant to which Seller will provide for a reasonable transitional period such services currently provided by Seller to the Company as Buyer reasonably requests.

     Section 7.15 CANADIAN INCOME TAX. TCC shall have filed income Tax Returns in Canada correcting any prior inaccuracies relating to transfer pricing between TCC and TEC, and the Seller shall have paid to the appropriate taxing authority all Taxes required to be paid in connection therewith (whether or not shown on any such Tax Return).


                                    ARTICLE 8
                             POST-CLOSING COVENANTS

     Section 8.1 FURTHER ASSURANCES. On and after the Closing Date, Seller and Buyer will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     Section 8.2 TAX MATTERS.

          (a) Seller shall be responsible for the payment of any Taxes that may be imposed on or with respect to the Company with respect to any Pre-Closing Period. Buyer shall be responsible for the payment of any Taxes that may be imposed on the Company for any Post-Closing Period. If the Closing Date does not terminate the Company's current taxable year with respect to any Taxes, then the Seller shall be responsible for the payment of the portion of the Company's Taxes attributable to the period on or before the Closing Date, and the Buyer shall be responsible for the payment of the portion of the Company's Taxes attributable to the portion of such taxable year beginning after the Closing Date. For this purpose, Taxes shall be apportioned between the pre-Closing and post-Closing portions of the Company's current taxable year according to the period in which the income was actually earned or, in the case of transaction taxes, the date on which the transaction occurred, except that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated to each such portion of the taxable period on a daily basis.

          (b) The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for Tax periods which end on or before the Closing Date and which have not been filed as of the Closing Date and Seller shall pay or cause to be paid the Taxes shown to be due on any such Tax Return. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. If the Seller is responsible for any

Taxes with respect to any such Tax Return, the Seller shall pay the amount of such Taxes to the Buyer within five (5) days of receipt of notice from the Buyer of the filing of any such Tax Return by the Buyer.

          (c) Seller and the Buyer shall each be entitled to all refunds of Taxes for which each is responsible under Section 8.2 hereof, and each agrees to remit to the other within five (5) business days of receipt any such refund received by Buyer or the Seller to which the other is entitled in accordance with this Section 8.2(c).

          (d) Buyer shall, upon request of the Seller, prepare and submit to Seller such tax data and other information as may be required for the preparation by Seller of any Tax Return for Seller's taxable year which includes the Closing Date or which otherwise relates to the Company's pre-Closing operations. Such data and other information shall be prepared on a basis consistent with that prepared for prior Pre-Closing Periods and shall be submitted to the Seller at such time as shall reasonably enable Seller to comply with applicable Tax Return filing requirements on a timely basis.

          (e) Buyer shall permit Seller, and Seller shall permit Buyer to have full access, at any reasonable time and from time to time after the Closing Date, to all pre-Closing Tax Returns and all books and records, wherever located, of the Company, or Seller relating to the Company, relevant to such Tax Returns. Seller and Buyer shall preserve such information until the expiration of all applicable statues of limitations (including any waivers or extensions thereof), and shall make such information available to the other party as may be reasonably required by the other party in connection with any tax examination of or preparation of a Tax Return by the other party. If Seller or Buyer (or the Company) shall receive a notice of a proposed adjustment to Taxes in respect of any Pre-Closing Period, then Seller or Buyer, as the case may be, shall promptly furnish to the other a copy of such notice.

          (f) In the event that during the applicable statute of limitations period for any Pre-Closing Period or any period including the Closing Date the Buyer causes the Company to file any amendment to any Tax Return of the Company filed with respect to any Pre-Closing Period, or enter into any closing agreement, settle any tax claim or assessment against the Company, surrender any right to claim a refund of Taxes, or take any other similar action, in each case relating to any Tax Return of the Company filed in respect of any Pre-Closing Period or the payment of any Tax for any Pre-Closing Period (any of the above, a "Tax Action") which (i) is inconsistent with any Tax Action taken in a Pre-Closing Period by the Company, (ii) is unrelated to any breach of the representations and warranties in Section 2.2, and (iii) causes or may cause the Tax Liability of the Company for any Pre-Closing Period to increase, then Buyer shall give the Seller prior written notice of, and shall consult with the Seller prior to the taking of such Tax Action, and the Seller shall have a right to participate (at its own expense) in any Proceeding arising out of or in connection with such Tax Action solely to the extent that the matters at issue in such Proceeding include Taxes that may be imposed on or with respect to the Company with respect to any Pre-Closing Period.

     Section 8.3 EMPLOYEES AND EMPLOYEE BENEFITS

          (a) The extent to which an Eligible Person, as hereinafter defined, (either as an individual or as a family member) has satisfied in whole or in part any Employee Welfare Benefit Plan annual deductible, or has paid any out-of-pocket expenses pursuant to any Employee Welfare Benefit Plan co-insurance provision, shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under any Welfare Plans maintained by the Company for the balance of the plan year following the Closing. For purposes of this Section 8.3, "Eligible Persons" shall mean (i) each employee of the Company whose employment with the Company is continued on an uninterrupted basis immediately after the Closing, (ii) any "qualified beneficiary" as defined under COBRA of any individual who is a current or former employee of the Company prior to the Closing, and (iii) the dependents and/or other beneficiaries of employees referred to in clauses (i) and (ii) who were eligible for welfare benefit coverage under and pursuant to the Employee Welfare Benefit Plans immediately prior to the Closing or who would have become so eligible on or after the Closing in accordance with the eligibility and participation provisions of the Employee Welfare Benefit Plans.

          (b) (1) At the Closing, the Buyer shall become a participating employer under the Seller's defined contribution plan ("Seller's DC Plan") and shall continue as such until the complete transfer of the account balances under Seller's DC Plan of the Company's employees to Buyer's DC Plan (as hereinafter defined), (2) Buyer or the accounts of the Company's employees, as determined by Buyer, shall be responsible for all fees and expenses incurred after the Closing by Seller or Seller's DC Plan in connection with the administration of the accounts of the Company's employees and the portion of the Plan attributable to such the accounts, and for this purpose, Buyer or the accounts of the Company's employees, as determined by Buyer, shall be responsible for any increase in out-of-pocket fees incurred by Seller or Seller's DC Plan that is attributable to the operation of Seller's DC Plan as a multiple employer plan, (3) in the event that Buyer takes any action and/or omits to take any action in relation to Seller's DC Plan that by itself results in the occurrence of a prohibited transaction (as defined in Section 4975 of the Code) or a violation of ERISA or solely by reason of its acts or failures to act creates any liability (under ERISA, the Code or otherwise) for Seller, its officers, directors and agents, any person serving as a fiduciary of Seller's DC Plan or for any other person (including, without limitation, Seller's DC Plan) (an "Indemnitee"), Buyer shall, indemnify and hold harmless the Indemnitee from and against any and all expenses (including, without limitation, reasonable attorneys' fees), liabilities, obligations and costs of any sort incurred as a result of Buyer's act or failure to act, and the forgoing indemnity shall not be subject to the limitations of Section 9.3(b), nor taken into account for the purpose of applying the limitations of Section 9.3(b) to other Losses, and (4) in the event that Buyer and any of Seller, its officers, directors and agents, or any person serving as a fiduciary of Seller's DC Plan jointly take any action and/or omit to take any action in relation to Seller's DC Plan that results in a violation of ERISA, Buyer shall, indemnify and hold harmless Seller's DC Plan from and against one-half of any and all expenses (including, without limitation, reasonable attorneys' fees), liabilities, obligations and costs of any sort incurred as a result of such act or failure to act, and the forgoing indemnity shall not be subject to the limitations of Section 9.3(b), nor taken into account for the purpose of applying the limitations of Section 9.3(b) to other Losses.

          (c) Seller agrees to amend its defined contribution plan to permit the Non-Union Employees (including former Non-union Employees) of Buyer who are resident in the Untied States to continue to participate in such Plan on a multiple employer basis through March 31, 2002, or such earlier date as may be determined by Buyer. As of the Closing, and on or before March 31, 2002, Buyer shall cause the Company to establish a defined contribution plan (the "Post-Closing Pension Plan") to cover the Non-Union Employees who are resident in the United States. The Post-Closing Pension Plan shall recognize service with the Company for all periods prior to the Closing (including service as an employee of Eaton Corporation, its subsidiaries and affiliates) for all purposes for which service is a criterion in the Post-Closing Pension Plan. The Post-Closing Plan shall be designed to enable it to accept a transfer of assets and liabilities from the Employee Pension Benefit Plan in accordance with applicable legal requirements. On or after March 31, 2002 (or such earlier date as may be determined by Buyer), and no later than April 30, 2002, pursuant to a written transfer agreement that is mutually acceptable to Buyer and Seller, the Seller shall cause the Employee Pension Benefit Plan to transfer and the Buyer shall cause the Post-Closing Pension Plan to accept such transfer of all assets and liabilities associated with all Company employees who are participants in the Employee Pension Benefit Plan, with earnings and/or losses credited to the account balances of such participants through the date of transfer. The assets transferred under the preceding sentence shall reflect elective contributions, matching contributions, profit-sharing contributions and money purchase contributions accrued under the Employee Pension Benefit Plan through the day before the transfer. With respect to the portion of the account of a participant in the Employee Pension Benefit Plan that consists, as of the day before the Closing, of loans to such participant, the transfer contemplated by this Section 8.3(c) shall be made in the form of an in kind transfer by the Employee Pension Benefit Plan to the Post-Closing Pension Plan.

          (d) With respect to benefit plans maintained by the Company in which the Seller participates, the Seller shall, on or before the Closing, cause its employees and former employees (and their dependents) to cease to participate in such plans.

          (e) With respect to the flexible benefits plan (including any medical reimbursement account and dependent care account) maintained by Seller in which employees of the Company participate, the Seller shall cause any existing account balance allocable to such employees to be transferred to the flexible benefits plan maintained by Buyer and corresponding assets to be transferred to Buyer and Buyer shall accept such transfers.

          (f) Neither the Buyer nor the Seller intend that this Section 8.3 create any rights or interests except as between the Buyer and the Seller and no present or future employees (or any dependents or beneficiaries of such employees) of either party or any of their affiliates (including any subsidiary) will be treated or deemed as third party beneficiaries in or under this Agreement.

     Section 8.4 CANADIAN WITHHOLDING. (i) Within 60 days of the Closing, if then required pursuant to current interpretations of the CCRA, TCC shall file amended Tax Returns in Canada correcting any prior inaccuracies in the reporting and payment of withholding obligations of TCC in respect of payments, loans or distributions by TCC to TEC, and (ii) Seller shall pay to the appropriate taxing authority all Taxes required to be paid in respect of such obligations

(whether or not shown on any such Tax Returns). The filing of such Tax Returns and the payment of such Taxes shall be subject to the provisions of Section 8.2(f) herein.


                                    ARTICLE 9
                                 INDEMNIFICATION

     Section 9.1 SURVIVAL, REPRESENTATIONS AND WARRANTIES. The representations and warranties provided for in this Agreement shall survive for eighteen (18) months beyond the Closing Date, except that the representations and warranties set forth in (i) Sections 2.1 and 2.2(a), (b) and (d) and Section 3.1, 3.2 and
3.5 shall survive indefinitely; (ii) Sections 2.2(i) and (t) shall survive until 90 days following the expiration of the applicable statute of limitations or other applicable limitation period and (iii) Section 2.2(u) shall survive until the fifth anniversary of the Closing Date. The expiration of the term of any such representations and warranties, however, shall not affect any claim based on breaches of representations and warranties if written notice thereof describing the alleged breaches with reasonable particularity based on facts then known by the party delivering such notice is given to the breaching party prior to such expiration date. The provisions of this Section 9.1 shall not limit the Seller's obligations pursuant to Section 9.2(c) hereof or any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing Date.

     Section 9.2 INDEMNIFICATION OBLIGATION OF SELLER.

          (a) The Seller agrees to indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the "Buyer Indemnitees") in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

               (i) any facts or circumstances which constitute a misrepresentation or breach by the Seller of any representation or warranty set forth in this Agreement (including any Schedule), or any certificate delivered by the Company pursuant to this Agreement as each such representation or warranty would read if all qualifications as to materiality (including without limitation the defined term ("Material Adverse Effect") were deleted therefrom (provided that the Seller is given written notice of such misrepresentation or breach during the survival period specified in Section 9.1 above); or

               (ii) any nonfulfillment or breach of any covenant of the Seller set forth in this Agreement.

          (b) Notwithstanding the foregoing, the Seller shall not be required to indemnify the Buyer Indemnitees in respect of any Losses which the Buyer Indemnitees suffer, sustain or become subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) above unless the aggregate amount of all such Losses exceeds $125,000; provided, that in such event, Seller shall be responsible for the amount of all such Losses in excess of $125,000. In no event shall the Seller be obligated to indemnify the Buyer Indemnitees under this Article 9 in respect of any Losses any Buyer Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) above $7,500,000.

          (c) Notwithstanding any other provision of this Agreement, and without limitation of Section 9.2(a) hereof, Seller also agrees to Indemnify the Buyer Indemnitees in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of each Buyer Indemnitee or reimburse each Buyer Indemnitee for, as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to arising from or related to any of the following:

               (i) the operation of the business of the Seller, or any activities or transactions undertaken by the Seller, or any obligations or liabilities of the Seller (including any obligations or liabilities of the Seller that become obligations or liabilities of any Buyer Indemnitee under any theory of successor liability or otherwise by operation of law), in each case to the extent that the foregoing are not related to, or did not arise in connection with, the conduct of the Business by the Company;

               (ii) the failure of the Company to file on a timely basis correct and complete Tax Returns with respect to, or to withhold and pay to the appropriate taxing authority, all Taxes required to be withheld and paid in respect of any payments, loans or distributions by TCC to TEC made or transfer pricing related to transactions between TCC and TEC occurring on or prior to the Closing Date;

               (iii) any Pre-Closing Environmental Condition which is required to be investigated or remediated consistent with the requirements of any Environmental, Health and Safety Law.

               (iv) the failure of the Seller to make all filings and take all actions necessary, on or within 90 days after August 31, 1999, to record with the United States Patent and Trademark Office the assignment of the Eaton Patents to the Company;

               (v) Seller's not registering with the Securities and Exchange Commission the offer and sale pursuant to the Seller's DC Plan of common stock of the Seller and Plan interests;

               (vi) the litigation captioned AMERICAN BUMPER & MFG. CO. TRANSTECHNOLOGY CORP. AND TRW, INC.;

               (vii) any action, suit, claim or proceeding alleging the Seller's failure to comply with Section 271 of the DGCL; and

               (viii) any obligation of the Company to provide post-retirement medical benefits and any obligation to provide mandatory contributions (excluding any basic contribution paid only to employees employed on the last day of the plan year) to the Company's defined contribution plans pursuant to the terms of the Eaton Agreement, to the extent that the aggregate of such liabilities, as of the Closing, exceeds $2,200,000, and for this purpose, the amount of each such liability shall be determined using such methodologies (including, without limitation, with respect to the rate of increases in compensation), interest rates and other factors as are mutually acceptable to Buyer and Seller in the exercise of their reasonable discretion.

The obligations set forth in this Section 9.2(c) shall not be subject to any of the provisions of Section 9.2(b).

     Section 9.3 INDEMNIFICATION OBLIGATION OF BUYER.

          (a) Buyer will indemnify Seller and its Affiliates, stockholders, officers, managers, directors, employees, agents, representatives and successors and assigns (collectively, the "Seller Indemnitees") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

               (i) any facts or circumstances which constitute a misrepresentation or breach of by Buyer of any representation or warranty set forth in this Agreement or any certificate delivered by Buyer pursuant to this Agreement as each such representation or warranty would read if all qualifications as to materiality (including without limitation the defined term "Material Adverse Effect") were deleted therefrom (provided that Buyer is given written notice of such misrepresentation or breach during the applicable survival period specified in Section 9.1 above); or

               (ii) any nonfulfillment or breach of any covenant or agreement of the Buyer set forth in this Agreement.

          (b) Notwithstanding the foregoing, the Buyer shall not be required to indemnify the Seller Indemnitees in respect of any Losses which the Seller Indemnitees suffer, sustain or become subject to as a result of or by virtue of any of the occurrences referred to in Section 9.3(a)(i) above unless the aggregate amount of all such Losses exceeds $125,000; provided, that in such event, Buyer shall be responsible for the amount of all such Losses in excess of $125,000. In no event shall the Buyer be obligated to indemnify the Seller Indemnities under this Article 9 in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as result of or by virtue of any of the occurrences referred to in Section 9.3(a)(i) above $7,500,000.

     Section 9.4 INDEMNIFICATION PROCEDURES.

          (a) Except as provided in subsection (e) below, any Person making a claim for indemnification pursuant to Section 9.2 or 9.3 above (each, an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2 or 9.3 above, as applicable, except to the extent that such failure actually harms the Indemnifying Party.

          (b) With respect to the defense of any Proceeding against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money for which indemnification is provided in Section 9.2 or 9.3 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party unless (i) the amount at issue in such Proceeding exceeds the amount specified in the last sentence of Section 9.2(b) or 9.3(b) or (ii) the Indemnified Party objects to the Indemnifying Party selecting such counsel on the basis of (a) advice of counsel to the Indemnified Party to the effect than an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Proceeding or (b) the Indemnified Party's good faith belief that the conduct of such defense by counsel appointed by the Indemnifying Party would adversely affect the Business or the Company's business relationships with its current or potential customers, suppliers or distributors or with other parties material to the conduct of the Business.

          (c) Notwithstanding Section 9.4(b) above the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense.

          (d) The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding, provided that any such settlement shall provide for the full and final release of all claims against each Indemnified Party.

     Section 9.5 PAYMENT. Upon the determination of liability under Article 9 or otherwise between the parties, the appropriate party shall pay to the other, as the case may be, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any instrument or agreement entered into pursuant to this Agreement or otherwise. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

     Section 9.6 ADJUSTMENT TO INDEMNITIES. The amount of indemnity payable under Section 9.2 or Section 9.3 shall be treated by Buyer and Seller as an adjustment to the Purchase Price of the Equity, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim and all costs and expenses incurred in securing such proceeds from the insurers and (ii) any Tax benefit to the Indemnified Party resulting from the damage, loss, liability or expense that is the subject of the indemnity and of the indemnity payment itself actually recognized by the Indemnified Party in the year in which such Loss is suffered or incurred and which is without material risk of being disallowed on audit, PROVIDED, that to the extent that any Tax benefit is recognized in a Tax year other than the year in which the indemnity is paid, the Indemnified Party shall make a payment to the Indemnifying Party in the amount of such recognized Tax benefit in the year in which it is recognized. For purposes of this Section 9.6, a recognized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.


                                   ARTICLE 10
                                  MISCELLANEOUS

     Section 10.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, provided, however, that any such assignment shall not release the Buyer of any of its obligations under this Agreement, and (ii) after Closing, assign any or all of its rights and interests hereunder to (A) one or more of the Company's lenders or (B) one or more transferees of any equity interest in the Company acquired by the Buyer hereunder, or any transferee (by merger or otherwise) of all or substantially all of the assets of the Company, and designate one or more of such transferees to perform its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto and their respective permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim hereunder.

     Section 10.2 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by telecopier, receipt confirmed, by certified mail, return receipt requested, by reputable overnight courier (costs prepaid), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

               IF TO THE BUYER: KTIN Acquisition, LLC
                                c/o Kohlberg & Co.
                                111 Radio Circle
                                Mount Kisco, New York 10549
                                Attn: Evan Wildstein
                                Facsimile No. 914-244-0689

          COPY (WHICH SHALL NOT

         CONSTITUTE NOTICE) TO: Daniel S. Evans, Esq.
                                Ropes & Gray
                                One International Place
                                Boston, Massachusetts 02110
                                Facsimile No. 617-951-7050

              IF TO THE SELLER: TransTechnology Corporation
                                150 Allen Road
                                Liberty Corner, New Jersey 07938
                                Attn: Gerald C. Harvey
                                Facsimile No. 908-903-0209

          COPY (WHICH SHALL NOT
         CONSTITUTE NOTICE) TO: Douglas C. Carlson, Esq.
                                Hahn Loeser & Parks LLP
                                3300 BP Tower
                                200 Public Square
                                Cleveland, Ohio 44114-2301
                                Facsimile No. 216-274-2513

     Section 10.3 CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

     Section 10.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and Schedules referenced herein, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     Section 10.7 HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 10.8 EXPENSES. Except as otherwise provided herein, Seller will be liable for the respective costs and expenses of the Seller and the Company incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 10.9 DISPUTE RESOLUTION

          (a) ARBITRATION. If a dispute, controversy or claim arises out of or relates to this Agreement or any side agreement entered into in connection with the transactions contemplated hereby, or any breach or alleged breach hereof or thereof, and if said dispute cannot be settled through direct discussions between the Parties, said dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then if effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Discovery shall be permitted in connection with any such arbitration to the extent permitted under the Federal Rules of Civil Procedure. Arbitration will be conducted by a single arbitrator who will be selected by the parties from a panel provided by the American Arbitration Association and who shall be an attorney with at least ten (10) years' experience in litigation and commercial arbitration with respect to corporate transactional matters. The arbitration shall be conducted in New York New York or such other location to which the Parties mutually agree.

          (b) FEES. All fees and expenses (including transcripts, room rental and fees of the arbitrators) of arbitration, shall be paid as determined by the arbitrators. The prevailing party in the arbitration shall be reimbursed by the nonprevailing party for all reasonable attorney's fees incurred in connection with the arbitration.

     Section 10.10 CERTAIN DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          "ACCOUNTING FIRM" means PriceWaterhouseCoopers LLP.

          "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

          "BENEFIT ARRANGEMENT" means any employment, consulting, severance or other similar contract, arrangement, practice or policy and each plan, policy, arrangement, program, agreement or commitment, whether or not written, providing for insurance coverage (including any self-insured arrangements), workers' compensation, supplementary unemployment benefits, disability benefits, retirement benefits, fringe benefits, vacation, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code) or deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement benefits, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or a Multiemployer Plan, (B) is maintained or contributed to by or required to be maintained or contributed to by Seller or the Company, or within the preceding six years was maintained or contributed to or had been required to be maintained or contributed to or for which the Company may have had any liability (contingent or otherwise) or (C) covers any current or former employee of the Company.

          "BUSINESS" has the meaning specified in Recital C of this Agreement.

          "CANADA Act" means the Income Tax Act (Canada), as amended.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "CLOSING" has the meaning specified in Section 1.2 of this Agreement.

          "CLOSING DATE" has the meaning specified in Section 1.2 of this Agreement.

          "COMPANY" has the meaning specified in Recital C of this Agreement.

          "COMPANY PROPRIETARY RIGHTS" means all Proprietary Rights owned or used by the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including without limitation, damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past infringement or misappropriation thereof, and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights but excluding any rights to the name "TransTechnology," any variation thereof, the logo associated therewith or the phrase "engineered products for global partners."

          "CONFIDENTIAL INFORMATION" means the confidential affairs and proprietary information of the Company and its information, observations and data disclosed to, or developed or obtained by Seller while owning the Company related to the Business (including, without limitation, the Company's technology, methods of doing business and supplier and customer information).

          "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Seller to the Buyer pursuant to the Original Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

          "EMPLOYEE BENEFIT PLANS" means all Benefit Arrangements (other than Multiemployer Plans), Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

          "EMPLOYEE PENSION BENEFIT PLAN" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (A) which the Company maintains or contributes to or within the preceding six years has maintained or contributed to or with respect to which the Company has any liability (contingent or otherwise), or (B) which covers any current or former employee of the Company.

          "EMPLOYEE WELFARE BENEFIT PLAN" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (other than a Multiemployer Plan), (A) which any Seller or the Company maintains or contributes to or with respect to which the Company has any liability (contingent or otherwise), or (B) which covers any current or former employee of the Company.

          "ENCUMBRANCE" means any mortgage, pledge, lien, restriction, claim, demand, encumbrance, charge, or security interest, other than (a) mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business,
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Most Recent Financial Statements, (c) purchase money liens and liens securing rental payments under capital lease arrangements securing only the subject property or assets, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, the violation of any legal requirement or any breach of warranty or contract or the guarantee of any obligation of any other Person that do not materially and adversely affect the occupancy, use and value of any of the affected assets, including, without limitation, any of the Real Property.

          "ENVIRONMENTAL CONDITION" means the use, generation, handling, storage, emission, discharge, processing, reclamation, recycling, release, transportation or disposal of any Hazardous Substance related to the operation of the Business, or the presence of any of them in any environmental medium (air, water, soil, sediments, subsurface strata or groundwater) on, in or under any real property.

          "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means all federal, state, provincial, local and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, as well as enforceable written and publicly available guidelines and policies, all judicial and administrative orders and determinations, each as amended, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXECUTION DATE" shall mean the date that Seller executes and delivers to Buyer a counterpart of this Agreement in accordance with the preamble to this Agreement.

          "FAIRNESS OPINION" means the written opinion of Houlihan Lokey Howard & Zukin Advisors, Inc. as to the fairness, from a financial point of view, to the Seller of the consideration to be received by it in connection with the transactions contemplated by this Agreement.

          "FINANCIAL STATEMENTS" has the meaning specified in Section 2.2(f) of the Agreement.

          "GAAP" means generally accepted accounting principals as in effect in the United States on the date of this Agreement, applied on a consistent basis by the Company.

          "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, toxic substance, hazardous waste or hazardous substance defined in or regulated by any Environmental, Health and Safety Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          "KNOWLEDGE" means actual knowledge of, in the case of the Buyer, any of the executive management of Buyer, including but not limited to Samuel P. Frieder, Christopher Lacovara, and Evan D. Wildstein or, in the case of the Seller or the Company, any member of either the TEC Management Team or Seller's Senior Management, and in either case after such person(s) are assumed to have made reasonable inquiry of officers or employees having responsibility for those operations or transactions to which the matter in question relates.

          "LOSSES" means any claims, liabilities, losses, damages (including consequential damages), deficiencies, assessments, judgments, remediations and costs or expenses (including reasonable attorneys', consultants' and experts' fees and expenses).

          "MATERIAL ADVERSE EFFECT" has the meaning specified in Section 2.2(c) of this Agreement.

          "MOST RECENT BALANCE SHEET" has the meaning specified in Section
2.2(f).

          "MOST RECENT FINANCIAL STATEMENTS" has the meaning specified in
Section 2.2(f).

          "MOST RECENT FISCAL QUARTER END" has the meaning specified in Section 2.2(f) of this Agreement.

          "MOST RECENT FISCAL YEAR END" has the meaning specified in Section 2.2(f) of this Agreement.

          "MULTIEMPLOYER PLAN" means any "multiemployer plan," as defined in
Section 4001(a)(3) of ERISA.

          "ONTARIO ACT" means the Pension Benefits Act of Ontario, as amended.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice of the Company (including with respect to quantity, amount and frequency).

          "PALNUT ASSETS" means all of the properties and assets of Seller used in or necessary to conduct that portion of the Business conducted at the facility located at 152 Glen Road, Mountainside, New Jersey (the "Palnut Facility"), including without limitation contract rights and the Palnut Facility.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERSON" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

          "POST-CLOSING PERIOD" means any taxable period beginning upon or after the Closing Date.

          "PRE-CLOSING ENVIRONMENTAL CONDITION" means the presence as of the Closing of any hazardous substance, hazardous waste or toxic substance, as defined under any Environmental, Health or Safety Law, as existing and in effect as of the Closing, in any environmental medium (air, water, soil, sediments, subsurface strata or groundwater) on, in or under the real property located at 240 Sixth Street, Massillon, Ohio, including all adjacent and appurtenant parcels (the "Facility") or off the Facility as a result of migration from the Facility.

          "PRE-CLOSING PERIOD" means any taxable period ending on or before the Closing Date.

          "PROHIBITED TRANSACTION" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

          "PROPRIETARY RIGHTS" means all (i) patents, patent applications, and patentable inventions, (ii) trademarks, service marks, trade names, logos, and corporate names, and registrations and applications for registration thereof,
(iii) copyrights, (iv) computer software, and (v) trade secrets, know-how, processes, techniques, research and development information, drawings, specifications and designs.

          "SELLER'S SENIOR MANAGEMENT" means Michael J. Berthelot, Gerald C. Harvey and Joseph F. Spanier.

          "SOLVENCY OPINION" means the written opinion of Houlihan Lokey Howard & Zukin Advisors, Inc. to the board of directors of the Seller as to whether, assuming the transactions contemplated by this Agreement have been consummated as proposed, immediately after and giving effect to such transactions: (a) on a pro forma basis, the fair value and present fair saleable value of the Seller's assets would exceed the Seller's stated liabilities and identified contingent liabilities; (b) the Seller should be able to pay its debts as they become absolute and mature; and (c) the capital remaining in the Seller after such transactions would not be unreasonably small for the business in which the Seller is engaged, as Seller's management has indicated it is now conducted and is proposed to be conducted following the consummation of such transactions.

          "TAX" means any federal, state, provincial, local, or foreign income, capital gross receipts, license, payroll, employment, unemployment, Canada Pension Plan, health, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, goods and services, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TEC MANAGEMENT TEAM" means Stanley Erman, John Holohan, Robert Windsor, Jerry Gabler, Mary Allen, Anderson Dobbins, Eric Claggett, Michael Sheehy and Dennis Mulrane.

     Section 10.11 INTERPRETATION. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

     Section 10.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Section 10.13 BUSINESS DAYS. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

     Section 10.14 CONSTRUCTION; DISCLOSURE. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The disclosure of an item in one Section of the Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed on another Section of the Disclosure Schedule as an exception to the representation and warranty corresponding thereto to the extent that the relevance of such item to such other representation and warranty is reasonably apparent on the face of such item.

     Section 10.15 SALE OF SELLER ASSETS. If, following the Closing, the Seller shall sell or transfer all or substantially all of its assets (by merger or otherwise), then the Seller shall require as a condition of such sale or transfer that the purchaser or transferee of such assets assume in full the Seller's obligations pursuant to this Agreement (including without limitation the Seller's obligations pursuant to Article 9 hereof).

     Section 10.16 NO THIRD-PARTY BENEFICIARIES OR RIGHT TO RELY. Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Agreement is intended to or shall create for or grant to any third party (including without limitation to any former, current or future employees or officers of any Party) any rights whatever, as a third party beneficiary or otherwise, (b) no third party is entitled to rely on any of the representations, warranties, covenants or agreements contained herein, and (c) no Party hereto shall incur any liability or obligation to any third party because of any reliance by such third party on any representation, warranty, covenant or agreement herein.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                            TRANSTECHNOLOGY CORPORATION


                                        By: /s/ Michael J. Berthelot
                                            ------------------------------------
                                            Name: Michael J. Berthelot
                                            Title: Chairman, President & CEO


                                            KTIN Acquisition, LLC

                                        By: /s/ Evan Wildstein
                                            ------------------------------------
                                            Name: Evan Wildstein
                                            Title: Authorized Manager